As filed with the Securities and Exchange Commission on October 3, 2012.

Registration No. 333-127783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NET ELEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0715816 (I.R.S. Employer Identification No.)

1450 S. Miami Avenue

Miami, FL 33130

(Address of Principal Executive Offices) (Zip Code)

EXECUTIVE 2004 OPTION PLAN

EXECUTIVE 2004 STOCK AWARD PLAN

EXECUTIVE 2005 STOCK AWARD PLAN

SPLINEX TECHINOLOGY INC. 2004 STOCK OPTION PLAN

(Full title of the plan)

Jonathan New

Chief Financial Officer

1450 S. Miami Avenue

Miami, FL 33130

(Name and address of agent for service)

(305) 507-8808

(Telephone number, including area code, of agent for service)

Copy To:

David Schubauer, Esq.

Bilzin Sumberg Baena Price & Axelrod LLP

1450 Brickell Avenue, 23rd Floor

Miami, FL 33131

(305) 374-7580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☑	Smaller reporting company

EXPLANATORY NOTE:

Net Element, Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-127783) (the “Registration Statement”) with the Securities and Exchange Commission to register an aggregate of 12,150,000 shares of the Company’s common stock to be offered as follows: (i) 10,000,000 shares of the Company's common stock pursuant to the Splinex Technology Inc. 2004 Stock Option Plan (the "2004 Plan"), including 4,825,000 shares of the Company's common stock underlying then outstanding options granted under the 2004 Plan; (ii) the resale of 1,500,000 shares of the Company's common stock issuable upon exercise of an option granted to Michael Stojda pursuant to that certain Employment Agreement, dated September 1, 2004 (the "Stojda Agreement"), between the Company and Mr. Stojda (the Executive 2004 Option Plan); (iii) the resale of 400,000 shares of restricted common stock of the Company granted to Mr. Stojda pursuant to the Stojda Agreement (the Executive 2004 Stock Award Plan); and (iv) the resale of 250,000 shares of restricted common stock of the Company granted to Christian Schormann pursuant to that certain Employment Agreement, dated January 12, 2005, between the Company and Mr. Schormann (the Executive 2005 Stock Award Plan).

On October 2, 2012, pursuant to that certain Agreement and Plan of Merger, dated as of June 12, 2012, between Cazador Acquisition Corporation Ltd., a Cayman Islands limited corporation (which was converted into a Delaware corporation prior to the closing thereunder) (“Cazador”), and the Company, the Company merged with and into Cazador (the “Merger”), with Cazador continuing as the surviving corporation. As a result of the Merger, the Company terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1 to the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 3, 2012.

NET ELEMENT INTERNATIONAL, INC., a Delaware corporation, successor by merger to Net Element, Inc.

By:	/s/ Jonathan New
Jonathan New
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mike Zoi	Chief Executive Officer (Principal	October 2, 2012
Mike Zoi	Executive Officer) and Director

/s/ Jonathan New	Chief Financial Officer (Principal Financial Officer	October 2, 2012
Jonathan New	and Principal Accounting Officer)

/s/ James Caan	Director	October 2, 2012
James Caan

/s/ Curtis Wolfe	Director	October 2, 2012
Curtis Wolfe

/s/ Dmitry Kozko	Director	October 2, 2012
Dmitry Kozko

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